Exhibit 99.1

The AZEK Company Announces Chief Financial Officer Transition and Internal Promotions

CHICAGO – January 6, 2025 – The AZEK Company Inc. (NYSE: AZEK) ("AZEK" or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® Decking and Railing, Versatex® and AZEK Trim®, and StruXure® pergolas, today announced that Peter Clifford is resigning from his positions as Senior Vice President, Chief Operations Officer and Chief Financial Officer to pursue another opportunity with a private company outside of the building products industry. As part of its planned succession, AZEK also announced that Ryan Lada, Vice President and Chief Financial Officer – Residential Segment, will be promoted to the role of Senior Vice President, Chief Financial Officer and Treasurer and Matthew Wiora, Vice President, Corporate Controller, will be promoted to the role of Chief Accounting Officer, in each case effective January 24, 2025.

“I am pleased to announce these well-deserved promotions for Ryan and Matt, which are reflective of their proven leadership, discipline and demonstrated understanding of AZEK’s financial operations and business,” said AZEK CEO Jesse Singh. “Over the last two years, Ryan has delivered exceptional results and driven strong performance in our Residential Segment, positioning us to navigate market dynamics effectively, capitalize on growth opportunities, realize cost saving programs, and deliver sustained value to our stakeholders. Ryan’s financial insight, strategic vision, and demonstrated results, along with Matt’s deep financial and accounting acumen, will be instrumental in continuing to execute AZEK’s strategy, strengthen our market presence, and drive continued growth and financial success.”

“I am thrilled to step into this role and expand my financial leadership at AZEK at such an exciting time for the company,” said Mr. Lada. “With its leadership position in the industry, commitment to innovation, dedication to supporting our customers, and strong history of performance, I look forward to continuing to collaborate with Jesse and the team to execute our business and financial strategy as we shape the future of the industry.”

Mr. Clifford’s last day is January 24, 2025. He will continue to partner closely with the team in the upcoming weeks, offering guidance and support to ensure a smooth and seamless transition.

“I would also like to thank Peter for his partnership and significant contributions to AZEK over the last several years. His financial and operational leadership has been instrumental in guiding AZEK beyond our IPO and into an exciting new phase of growth. Under Peter’s direction, we have consistently delivered operational excellence, enabling us to support our customers across diverse economic environments while driving meaningful shareholder value through strong top- and bottom-line growth, significant debt reduction, and strategic share repurchases. I wish him further success in the future,” continued Singh.

Mr. Lada joined the Company as Vice President of Corporate Finance in July 2022 and currently serves as the Company's Chief Financial Officer - Residential Segment, overseeing financial planning and analysis, accounting, commercial and operational finance capabilities, as well as corporate investor relations initiatives. Mr. Lada brings more than fifteen years of global finance experience across multiple industries. Prior to joining the Company, Mr. Lada was most recently Vice President of Finance for Tank Holding Corp., and, prior thereto, held various financial roles of increasing responsibility at Cantel Medical Corporation, including Vice President, Investor Relations & Treasury, Chief Financial Officer of

the Global Medical Division, and Chief Financial Officer, Europe, Middle East & Africa. Mr. Lada has also held a range of financial leadership positions with General Electric Company, IDEX Corporation & Medtronic Inc. over his career.

Mr. Wiora joined the Company in June 2022 and has served in a variety of roles at the Company, including most recently as Vice President, Corporate Controller. Prior to joining the Company, Mr. Wiora served as a Divisional Chief Financial Officer with Honeywell International Inc. and held various accounting and finance positions of increasing responsibility, including Global Division Controller with Illinois Tool Works Inc. Mr. Wiora is a licensed certified public accountant and has more than fifteen years of experience in accounting and finance with publicly traded companies.

“We remain confident and excited about 2025 and beyond and in the long-term opportunities of our strategic initiatives. As we look ahead, we will continue to build upon the strong foundation Ryan, Matt, and the entire team have built that will enable us to seize the incredible opportunities before us. Together, we are well-positioned to drive innovation, strengthen our market leadership, and deliver long-term, sustainable growth and margin expansion,” concluded Singh.

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About The AZEK® Company
The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure® pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, our products are made from up to 85% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Most Responsible Companies by Newsweek, a Top Workplace by the Chicago Tribune and U.S. News and World Report, one of TIME’s World’s Best Companies in Sustainable Growth for 2025, and celebrated in Fast Company’s 2024 Brands That Matter list, where TimberTech was highlighted as a benchmark brand. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan, Minnesota and Texas.

Investor Relations Contact:
Eric Robinson
312-809-1093
ir@azekco.com

Media Contact:
Amanda Cimaglia
312-809-1093
media@azekco.com